Exhibit 4.19

THE COMPANIES LAW (2011 REVISION)
OF THE CAYMAN ISLANDS
Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

XLIT LTD.

(Adopted by Special Resolution dated 8 November 2011)

1)	The name of the Company is XLIT Ltd.

2)

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may from time to time decide.

3)	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4)	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5)

The authorised share capital of the Company is US$9,999,900 divided into 999,990,000 Ordinary Shares of a nominal or par value of US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce said capital subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6)

The operations of the Company will be carried on subject to the provisions of Section 165 of the Companies Law (2011 Revision) and, subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7)	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.